EXHIBIT 99.1

For Immediate Release

ASAP Announces Appointment of New Director

Los Angeles, CA – February 26, 2010 - ASAP Expo, Inc., DBA ASAP International Holdings Inc., (“ASAP”) officially traded under ticker symbol “ASAE” today announced that Mr. Peter Lin has joined its Board of Directors, effective January 26, 2010.

"Mr. Peter Lin is an extraordinary individual with an exemplary record of achievement in both private and public sector roles.  We are pleased to welcome him to the Board of ASAP," said Frank Yuan, President and Chairman, "Peter’s insight and guidance will assist ASAP as the Company executes its strategic plans, and we look forward to his contributions to the Company's success in 2010 and beyond.”

Peter Lin, worked as Investment Credit Research Manager, and managed structured finance securities credit research for a US$ 30 Billion investment portfolio at WesCorp. His research coverage includes U.S. and foreign RMBS, CMBS, ABS and CDOs. He also leads the research team in conducting research and credit analysis on financial institutions, broker dealers, bond issuers and servicers, and sovereign countries. Prior to joining WesCorp, Mr. Lin was an Investment Analyst at EquiView Capital, a hedge fund management company that specializes in small and mid cap equities and offshore private placement investment.  Prior to joining EquiView Capital, Mr. Lin worked as a mergers and acquisitions analyst at Watson Pharmaceuticals where his team completed more than $500 million in product rights and company acquisitions.  Mr. Lin began his professional career as an associate at The Capital Group Companies and Franklin Templeton Group.  Peter received his MBA from University of Southern California, MIS from Claremont Graduate University, and BS Business Admin from UC Berkeley.

For more information, visit www.asapholdings.com

ABOUT ASAP INTERNATIONAL HOLDINGS

ASAP is a holding company that operates global trading services, investment banking and management consulting for Chinese companies. Our mission is to be the bridge between China and the Western world. Global Business Services division provides consulting to entities seeking business opportunities in the U.S, Europe, and China. Our Investment Banking Services division lists Chinese companies on the public trading markets in the USA or Europe. Our Management Consultant division assists our own portfolio companies to meet Western standards management and enhance its value in the public market arena

Certain of the statements made herein constitute forward-looking statements that involve risks and uncertainties. In such instances, actual results could differ materially as a result of a variety of factors including the risks associated with the effect of changing economic conditions at home and abroad, variations in cash flow, reliance on collaborative retail partners, and on new product development, variations in new product and service development, risks associated with rapid technological change, and potential of introduced or undetected flaws and defects in products and services and other risk factors detailed in forms filed.

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